Exhibit 22.1

LIST OF SUBSIDIARY ISSUERS OF GUARANTEED SECURITIES

From time to time, the following 100%-owned subsidiary of AstraZeneca PLC, a public limited company incorporated under the laws of England and Wales (the “Company”), may issue debt securities that are fully and unconditionally guaranteed by the Company, under a registration statement on Form F-3 filed with the Securities and Exchange Commission.

Name of Subsidiary Issuer	Jurisdiction
AstraZeneca Finance LLC	Delaware